Exhibit 99.1


                                  NEWS RELEASE

CONTACT:          Armand Correia
                  SVP and Chief Financial Officer
                  (845) 369-4600

                  Financial Dynamics
                  Investors: Cara O'Brien/Rachel Albert
                  Media: Melissa Merrill
                  (212) 850-5600

FOR IMMEDIATE RELEASE

           DRESS BARN SIGNS DEFINITIVE AGREEMENT TO ACQUIRE MAURICES

           ~ Provides a significant new growth vehicle for the
             Company ~
           ~ Acquisition will be accretive within the first full year of combined operations ~

SUFFERN, NY - November 17, 2004 - The Dress Barn, Inc. (NASDAQ: DBRN), one of the nation's leading women's specialty retailers offering quality apparel at value prices, today announced that it has signed a definitive agreement to acquire Maurices Incorporated for $320 million subject to certain adjustments, and will finance the transaction through a combination of cash on hand and new credit facilities. Dress Barn intends to refinance a portion of the new credit facilities with funds raised through debt or equity-linked offerings in the capital markets. Dress Barn anticipates the acquisition will be accretive within the first full year of combined operations and annual sales of the combined company are expected to exceed $1.1 billion. The transaction, unanimously approved by Dress Barn's Board of Directors, is expected to close in January 2005 and is subject to customary closing conditions.

Founded in 1931, Maurices is headquartered in Duluth, Minnesota. Known as a small town specialty store, Maurices is a unique retail concept that offers a broad assortment of fashionable, high quality apparel and accessories to 17-34 year old women and men who seek stylish clothing for both casual and dressy occasions. With a current total of 464 stores in 38 states, Maurices stores are located in strip centers and malls and are typically the destination of choice for fashion-conscious customers in the markets it serves. Maurices is differentiated from its competitors based on its breadth of offerings, with a wide variety of proprietary branded merchandise in addition to well-known national fashion labels. This is reinforced by an attractive value proposition, with average prices that are below those of larger market specialty store competitors.

Elliot S. Jaffe, Dress Barn's Chairman, commented, "This is a significant milestone for Dress Barn as this acquisition will diversify our business and provide an important new vehicle to accelerate our growth. Moreover, Maurices is an impressive organization that is also complementary with our business. Specifically, Maurices has a strong management team and operating platform and is expected to contribute to the bottom line during the first full year of combined operations. The addition of the Maurices concept will also allow us to broaden our demographic reach and diversify our retail base. We believe that the future for this partnership holds great promise and look forward to welcoming the management and associates of Maurices to the Dress Barn family."


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Upon completion of the acquisition, Maurices will operate as a separate division of Dress Barn. Maurices' seasoned and proven management team, led by Executive Vice President and Chief Merchandising Officer Lisa Rhodes and Senior Vice President and Chief Financial Officer George Goldfarb, will continue to manage the daily operations and lead the division's future growth. Ms. Rhodes and Mr. Goldfarb will report directly to David R. Jaffe, President and Chief Executive Officer of Dress Barn. As part of this transaction, key members of the team have committed to remaining with Maurices.

Ms. Lisa Rhodes and Mr. George Goldfarb commented, "We are looking forward to joining Dress Barn, an organization that has a proven ability to build and support a uniquely positioned specialty retail concept. We believe this affiliation will benefit both companies, especially as we continue to share knowledge and expertise, and anticipate a long and rewarding relationship."

Maurices had annual sales of $342 million for its fiscal year ended February 28, 2004. Based on an anticipated January 2005 closing, the Company expects Maurices will add sales of approximately $200 million for the balance of Dress Barn's fiscal year ending July 30, 2005. The Company currently plans to open 20 new Maurices stores during the remainder of Dress Barn's fiscal year and approximately 30-40 locations on an annual basis over the next several years.

The Company expects that the acquisition will be neutral to Dress Barn's earnings for fiscal 2005. However, in the second quarter it will be dilutive to earnings by approximately $0.10 per share given seasonality and timing of the expected closing. Significant earnings accretion is expected over the long-term and for fiscal 2006 the Company currently anticipates the contribution will range between $0.20 - $0.25 per share.

David R. Jaffe, Dress Barn's Chief Executive Officer, concluded, "We believe this acquisition is an effective use of our strong balance sheet and view it as an important investment in our future. It will be accretive to our earnings in the first full year, diversify our revenue stream, enable us to leverage our operating expertise, and expand our market opportunities. We believe this transaction will translate into enhanced shareholder value."

Banc of America Securities is acting as exclusive financial advisor to Dress Barn in connection with this transaction.

The Company separately announced today the results for its first quarter of fiscal 2005.

Conference  Call  Information
The Dress Barn, Inc. will hold a conference call today, November 17, 2004, at 9:00 a.m. ET to discuss both the acquisition and first quarter earnings results. The conference call will be webcast and can be accessed on Dress Barn's website at www.dressbarn.com. The dial-in number is (800) 901-5259, passcode 92502484. A replay of the call will be available until November 26, 2004 and can be accessed by dialing (888) 286-8010, passcode 22327756. Please note that in connection to the transaction, the Company will also post a new investor presentation to the corporate website today.

About The Dress Barn, Inc.
The Dress Barn, Inc., headquartered in Suffern, NY, is one of the nation's leading women's specialty retailers offering quality career and casual fashion apparel at value prices. As of October 30, 2004, the Company operated 792 stores in 45 states. For more information on the Company, please visit the corporate website at www.dressbarn.com.


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Statements and comments made during the conference call not historical in nature are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Such factors as they relate to Dress Barn's operations may be described in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004. Such factors as they relate to Maurices include risks applicable to the retail apparel business in general and risks which may be applicable to Maurices' business. In addition, there are risks associated with the integration of two businesses. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.